EXHIBIT 99.1

CNET Networks Completes Acquisition of Webshots

SAN FRANCISCO, August 2, 2004 — CNET Networks, Inc. (Nasdaq: CNET) today announced the completion of its acquisition of privately-held Twofold Photos, Inc., and its Webshots Web site (www.webshots.com), for $60 million in cash and $10 million of deferred consideration. Webshots is the leading Web site in the photography category , and has amassed the largest publicly available collection of photo content, with 66 million images and more than 300,000 new photos uploaded daily.

This transaction adds a large and passionate audience — over 14 million unique visitors per month viewing 20 million pages per day — to CNET Networks’ industry leading properties in the personal technology and games and entertainment categories. In addition, CNET Networks has the ability to leverage content from its existing properties to further enhance the Webshots user experience.

Together, the companies add significant reach and impression inventory for CNET Networks’ marketing partners. CNET Networks has the ability to leverage its existing resources and sales structure to provide additional advertising opportunities to its current set of customers in the technology and consumer electronics industries, as well as broaden its growing base of high-quality consumer advertisers.

“The Webshots transaction is a solid illustration of CNET Networks’ continued focus on growth, and on building its leadership position in the digital lifestyle category. By adding Webshots to our portfolio of leading Web sites, we are significantly expanding our audience reach, and providing attractive advertising opportunities for both new and existing marketing customers,” said Shelby Bonnie, chairman and chief executive officer of CNET Networks.

CNET Networks previously announced financial highlights related to the Webshots transaction in its second quarter earnings release on July 14, 2004. Given the timing of the transaction close, as well as integration expenses and seasonality, the company continues to believe that Webshots will have a modest impact on CNET Networks’ third quarter financial results. Accordingly, the company is not changing its previously announced guidance for the third quarter. CNET Networks plans to provide actual results for Webshots as part of its third quarter earnings announcement. The company continues to expect that Webshots will contribute $3.2 million to $3.7 million in revenue, and $1.7 million to $2.0 million in operating income before depreciation and amortization in the fourth quarter of 2004.

As a stand-alone entity, Webshots was expected to generate revenues of $12 million to $13 million and operating income before depreciation and amortization of between $6.75 million and $7.25 million for the year ending December 31, 2004. For the year ending December 31, 2005, management expects Webshots’ total revenues to grow between 30 percent and 35 percent from the prior year. CNET Networks continues to believe that the transaction should be accretive to cash from operations in 2004 and accretive to earnings per share in 2005. Please refer to the “Business Outlook” section of CNET Networks’ second quarter 2004 financial results press release for a detailed overview of guidance for the third quarter and full-year 2004.

Safe Harbor

This press release includes forward-looking information and statements within the meaning of the federal securities laws. These forward-looking statements include without limitation statements regarding the company’s expected financial results related to its acquisition of Webshots and Webshots’ expected stand-alone financial results. These statements are only effective as of the date of this release and we undertake no duty to publicly update these forward-looking statements, whether as a result of new information, future developments or otherwise. The risks and uncertainties include: the risk that the benefits of Webshots’ acquisition by CNET Networks will not be achieved or will take longer than expected; a lack of growth or a decrease in marketing spending on Webshots website; the failure of existing advertisers to meet or renew their advertising commitments; the loss of marketing revenue and users to Webshots’ competitors; the loss of users or customers by Webshots following its acquisition by CNET Networks, which could result in lower than expected revenue and operating income; or the failure of CNET Networks to successfully integrate Webshots’ operations, which could result in increased expenses or loss of revenues. For general risks about CNET Networks’ business, see its Annual Form 10-K for the year ended December 31, 2003 and subsequent Forms 8-K, including disclosures under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are filed with the Securities and Exchange Commission and are available on the SEC’s website at www.sec.gov.

About CNET Networks, Inc.

CNET Networks, Inc. (www.cnetnetworks.com) is a premier global interactive content company that informs, entertains, and connects large, engaged audiences around topics of high information need or personal passion. The company focuses on three categories — personal technology, games and entertainment, and business technology — and includes such leading brands as CNET, ZDNet, TechRepublic, MP3.com, GameSpot, CNET Download.com, CNET News.com, Computer Shopper magazine, and CNET Channel. With a strong presence in the US, Asia and Europe, CNET Networks has operations in 12 countries.

1 Neilsen//NetRatings’ June 2004 U.S. data

2 Numbers in this paragraph are based on CNET Networks internal tracking and/or Webshots internal logs.